Item 77C ? Scudder Lifecycle Mid Range Fund and Scudder Lifecycle Short Range Fund, each a series of Scudder Advisor Funds (the ?Registrant?)

Registrant incorporates by reference its Registration Statement on Form N-14, filed on July 19, 2005, (Accession No. 0001193125-05-144378).

Proposal (both funds):

To consider a Plan of Liquidation (the ?Plan?) under which the assets of the Funds will be liquidated and all outstanding shares redeemed on the liquidation date.


Number of Votes:



For
Against
Abstain



1,093,050.848
23,387.000
4,068.000

G:\sec_reg\NSAR\2006\Item77Clifeshortmid.doc